Exhibit 21.1

List of Subsidiaries of Sirona Dental Systems Inc.

•	Sirona Dental Services GmbH, Bensheim, Germany

•	Sirona Dental Systems GmbH, Bensheim, Germany

•	Sirona Immobilien GmbH, Bensheim, Germany

•	Schick Technologies Inc., New York

•	Sirona Holding Inc., Delaware

•	Sirona Dental Systems LLC, Delaware

•	Sirona Dental Systems Ltd., London, England

•	Sirona Dental Systems SAS, Paris, France

•	Sirona Dental Systems K.K., Tokyo, Japan

•	FONA Dental Systems Co., Ltd., China

•	Nitram Dental a/s, Risskov, Denmark

•	SiCAT Verwaltungs GmbH, Bonn, Germany

•	SiCAT GmbH & Co. KG, Bonn, Germany

•	Sirona Dental Systems Trading (Shanghai) Co. Ltd, China

•	Sirona Verwaltungs GmbH, Bensheim, Germany

•	Sirona Dental Systems Pty. Ltd., Sydney, Australia

•	Cyfex AG, Zurich, Switzerland (minority shareholding)

•	Sirona Bermuda Hold Co, LLC

•	Sirona Bermuda Holdings LP

•	Sirona Dental GmbH, Salzburg, Austria

•	Sirona Bermuda I Ltd.

•	Sirona Bermuda II Ltd.

•	BlueX Imaging s.r.l., Milan, Italy

•	Sirona Dental Systems s.r.l., Verona, Italy

•	Sirona Technologie GmbH & Co. KG, Bensheim, Germany

•	Sirona Holding GmbH, Salzburg, Austria

•	HiCAT GmbH, Bonn, Germany (minority shareholding)

•	Sirona Dental Systems Korea, Ltd., Seoul, Republic of Korea

•	Sirona Dental Comércio de Produtos e Sistemas Odontológicos Ltda., São José, Brazil

•	FONA Dental s.r.o., Bratislava, Slovakia

•	Sirona Dental Systems (HK) Ltd., Hong Kong, China